Exhibit 21.1

BURGER KING HOLDINGS, INC.

List of Subsidiaries

Entity Name	Jurisdiction
Administracion de Comidas Rapidas, S.A. de C.V.	Mexico
BK Acquisition, Inc.	Delaware
BK Argentina Servicios, S.A.	Argentina
BK Asiapac (Japan) Y.K.	Japan
BK Asiapac, Pte. Ltd.	Singapore
BK CDE, Inc.	Delaware
BK Grundstucksverwaltungs Beteiligungs GmbH	Germany
BK Grundstucksverwaltungs GmbH & Co. KG	Germany
BK Venezuela Servicios, C.A.	Venezuela
Burger King (Hong Kong) Development Co. Limited	Hong Kong
BK Whopper Bar, LLC	Florida
Burger King (Gibraltar) Ltd.	Gibraltar
Burger King (Hong Kong) Limited	Hong Kong
Burger King (Luxembourg) S.a.r.l.	Luxembourg
Burger King (Shanghai) Commercial Consulting Co. Ltd.	Hong Kong
Burger King (Shanghai) Restaurant Company Ltd.	Hong Kong
Burger King (United Kingdom) Ltd.	United Kingdom
Burger King A.B	Sweden
Burger King Beteiligungs GmbH	Germany
Burger King Restaurant Operations of Canada, Inc.	Canada
Burger King Corporation	Florida
Burger King de Puerto Rico, Inc.	Puerto Rico
Burger King do Brasil Assessoria a Restaurantes Ltda.	Brazil
Burger King Espana S.L.U.	Spain
Burger King Europe GmbH	Switzerland
Burger King Gida Sanayi Ve Ticaret Limited Sirketi	Turkey
Burger King GmbH	Germany
Burger King Interamerica, LLC	Florida
Burger King Israel Ltd.	Israel
Burger King Italia, S.r.L	Italy
Burger King Korea Ltd.	Korea
Burger King Mexicana, S.A. de C.V.	Mexico
Burger King Nederland Services B.V	Netherlands
Burger King Singapore Pte. Ltd.	Singapore
Burger King Restaurants of Canada Inc.	Canada
Burger King (RUS) LLC	Russia
Burger King Schweiz GmbH	Switzerland
Burger King Sweden, Inc.	Florida
Burger King UK Pension Plan Trustee Company Limited	United Kingdom
Burger King Limited	United Kingdom
Distron Transportation Systems, Inc.	Florida
F.P.M.I. Food Services, Inc.	Canada
Hayescrest Limited	United Kingdom
Huckleberry’s Limited	United Kingdom
Mini Meals Limited	United Kingdom
Moxie’s, Inc.	Louisiana
The Melodie Corporation	New Mexico
TPC Number Four, Inc.	Delaware
TQW Company	Texas